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                                                                      Exhibit 99

   [WILLIAMS SCOTSMAN LOGO]
Mobile Offices Storage Products
 Modular Buildings And More.


Friday, October 11, 2002

  Williams Scotsman, Inc. Announces the Resignation of Chief Financial Officer

Williams Scotsman today announced that Gerard E. Keefe has resigned his position as Senior Vice President and Chief Financial Officer, effective immediately, to pursue professional opportunities outside of the company. Gerard E. Holthaus, Chairman and Chief Executive Officer of Williams Scotsman said, "We appreciate the contributions Gerry made to Williams Scotsman during his tenure here and wish him the very best in his future endeavors. In the current economic climate, it is unfortunately necessary to add that Gerry's decision to leave in no way reflects any concerns, either on his or Williams Scotsman's part, regarding Williams Scotsman's accounting practices, financial reporting or internal controls."

The Company has initiated the process of retaining a search firm to identify qualified candidates to fill the position and expects to have a replacement within the next 90-120 days. As Williams Scotsman conducts its search for a new Chief Financial Officer, Mr. Holthaus, who previously held the CFO position, will assume the additional duties of acting CFO until a replacement is named. This temporary arrangement is designed to provide an orderly transition while at the same time minimizing any disruption to Williams Scotsman's operations.

Williams Scotsman, Inc. headquartered in Baltimore, Maryland, is the second largest lessor of mobile office and storage units in the United States and Canada, ranked by fleet size and revenues. For additional information on our company, please visit our web site at www.willscot.com.

SAFE HARBOR

Certain statements in this press release, including statements regarding the Company's search for a new Chief Financial Officer and the intent, belief, or current expectations of the Company or its officers and directors concerning the Company's ability to identify and recruit a successor are "forward-looking" statements (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Because such statements are subject to risks and uncertainties, including the possibility that the Board of Directors will be unable to locate a suitable successor, the Company's actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are also encouraged to read the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, which are on file with the Securities and Exchange Commission.

Contact Information   Bill LeBuhn
                      Senior Vice President
                      Chief Administrative Officer
                      Williams Scotsman, Inc.
                      8211 Town Center Drive
                      Baltimore, Maryland  21236-5997
                      (410) 931-6106
                      WCLebuhn@willscot.com